OFFER

BY

VIRTUS TOTAL RETURN FUND INC.

TO PURCHASE FOR CASH

UP TO 10% OF ITS ISSUED AND OUTSTANDING SHARES OF COMMON STOCK

AT 98% OF NET ASSET VALUE PER SHARE

THE OFFER AND WITHDRAWAL RIGHT WILL EXPIRE AT 5:00 P.M. EASTERN TIME ON DECEMBER 3, 2025, UNLESS THE OFFER IS EXTENDED

This Issuer Tender Offer Statement and the accompanying Letter of Transmittal (which together constitute the “Offer”) are not conditioned on any minimum number of outstanding shares of common stock, par value $0.001 per share (the “Shares”) being tendered but are subject to other conditions as outlined herein and in the Letter of Transmittal.

No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein and in the Letter of Transmittal, and if given or made, such information or representations may not be relied upon as having been authorized by Virtus Total Return Fund Inc. (the “Fund”).

IMPORTANT

Any stockholder (“Stockholder”) desiring to tender any portion of his or her Shares of common stock of the Fund (“Common Stock”) should either (1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal with their certificates for the tendered Shares if such Stockholder has been issued physical certificates, signature guarantees for all Stockholders tendering uncertificated Shares, and any other required documents to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), or (2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

Questions, requests for assistance and requests for additional copies of this Issuer Tender Offer Statement and the Letter of Transmittal may be directed to the Information Agent in the manner set forth on the last page of this Issuer Tender Offer Statement.

November 3, 2025

002CSNFFD2

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this Issuer Tender Offer Statement and the accompanying Letter of Transmittal (which together constitute the “Offer”). To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, you should carefully read the entire Issuer Tender Offer Statement and the related Letter of Transmittal.

•	What is the Offer?

Virtus Total Return Fund Inc. (the “Fund”) is offering to purchase up to 10% of its outstanding shares of common stock, par value $0.001 per share (the “Shares”), or 5,554,844.70 of its outstanding Shares of common stock, for cash at a price per Share equal to 98% of the net asset value per Share (“NAV”) as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the date the Offer expires, December 3, 2025 (the “Expiration Date”) (or, if the Offer is extended, the expiration date as extended), upon specified terms and subject to conditions as set forth in the Offer documents.

•	When will the Offer expire, and may the Offer be extended?

The Offer will expire at 5:00 p.m. Eastern Time on December 3, 2025, unless extended. The Fund may extend the period of time the Offer will be open by issuing a press release or making a public announcement no later than 9:00 a.m. Eastern Time on the business day after the Offer otherwise would have expired. For more information see Section 1 of the Issuer Tender Offer Statement.

•	What is the NAV and Market Price as of a recent date?

As of September 30, 2025 the NAV per Share was $7.16. For more information see Section 7 of the Issuer Tender Offer Statement for details. During the pendency of the Offer, current NAV quotations can be obtained from Georgeson LLC (“Georgeson”), the Fund’s information agent, by calling toll free 866-989-3459 between 9:00 a.m. and 11:00 p.m. Eastern Time, Monday through Friday, or by calling the Fund toll free at 866-270-7788 between 8:30 a.m. and 6:00 p.m. Eastern Time, Monday through Thursday, and 8:30 a.m. and 5:00 p.m. Eastern Time Friday (except holidays).

Also as of September 30, 2025, the market price per Share was $6.45, which is 90.1% of the NAV per Share and represents a 9.92% discount to the NAV. As with the Fund’s NAV, it is not possible to predict the market price per Share at a future date, including on the Expiration Date. On the Expiration Date, it is possible that the discount to NAV of the market price may be less than the 2% discount to NAV of the purchase price pursuant to the Offer. It is also possible that on the Expiration Date, the market price may be more than the NAV such that the Fund is trading at a “premium” to the NAV.

•	Will the NAV be higher or lower on the date that the price to be paid for tendered Shares is to be determined?

It is not possible to accurately predict the NAV at a future date.

•	How do I tender my Shares?

If your Shares are registered in your name, obtain and read the Offer materials carefully and if you decide to tender your Shares, properly complete and submit the Letter of Transmittal and any other documents required by the Letter of Transmittal. In addition, either the certificate for Shares must be transmitted to and received by Computershare (the “Depositary”) at one of its addresses set forth on the last page of this Offer, or you must comply with the Book Entry Delivery Procedure. For more information see Section 3 of the Issuer Tender Offer Statement. These materials must be received by Computershare Trust Company, N.A., the Fund’s Depositary, in proper form before 5:00 p.m. Eastern Time on the Expiration Date (or if the Offer is extended, the expiration date as extended). You may also comply with the Guaranteed Delivery Procedure, see Section 3 of the Issuer Tender Offer Statement. If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you should contact that firm to obtain and read the package of information necessary to make your decision. If you decide to tender your Shares, you must direct that firm to complete, compile and deliver the necessary documents for submission to the Depositary by 5:00 p.m. Eastern Time on the Expiration Date (or if the Offer is extended, the expiration date as extended).

Please note that the Fund no longer issues certificated shares. If you remain in possession of certificated shares of the Fund that were not surrendered in connection with the Fund’s one-for-four reverse stock split that occurred in 2012 and you elect to participate in the Offer, you are required to surrender such shares to the Fund in exchange for uncertificated shares. Uncertificated shares are reflected only in the Fund’s record books and are not represented by physical certificates. If you have questions regarding your certificated shares or have questions regarding the surrender and exchange process, please call the Fund toll free at 866-270-7788 for further instructions.

For more information see Section 3 of the Issuer Tender Offer Statement.

•	Is there any cost to me to tender?

No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge you a fee for soliciting tenders for Shares pursuant to the Offer. You may be obligated to pay transfer taxes on the purchase of Shares by the Fund and other transaction costs. Please contact the Fund at 866-270-7788 for more information.

•	May I withdraw my Shares after I have tendered them and, if so, by when?

Yes, you may withdraw your Shares at any time prior to 5:00 p.m. Eastern Time on the Expiration Date (or if the Offer is extended, at any time prior to the expiration time on the new expiration date).

Withdrawn Shares may be re-tendered by following the tender procedures before the Expiration Date (including any extension period). For more information see Section 4 of the Issuer Tender Offer Statement.

•	How do I withdraw tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by the Depositary (as described in the previous paragraph), which specifies the name of the Stockholder who tendered the Shares and the number of Shares being withdrawn (which must be all of the Shares tendered) and, as regards Share certificates which represent tendered Shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such Shares if different than the person who tendered the Shares. The notice of withdrawal, and all other required documents, must be received by the Depositary prior to 5:00 p.m. Eastern Time on the Expiration Date (or if the Offer is extended, at any time prior to the expiration time on the new expiration date). See Section 4 of the Issuer Tender Offer Statement.

•	May I place any conditions on my tender of Shares?

No.

•	Is there a maximum number of Shares that I may tender?

No, however, the Fund will accept for payment, and will pay for, up to 10% of the Fund’s outstanding Shares. For more information see Section 1 of the Issuer Tender Offer Statement.

•	What if, in the aggregate, more than 5,554,844.70 Shares are tendered?

The Fund will purchase duly tendered Shares from tendering Stockholders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Stockholder (and not timely withdrawn), unless the Fund determines not to purchase any Shares as described in Section 12 of the Issuer Tender Offer Statement. This tender offer will not have any special pro ration provision for odd lot tenders, which means that all odd lot tenders (including Stockholders who own fewer than 100 Shares) are subject to proration. The Fund’s present intention, if the Offer is oversubscribed, is not to purchase more than 5,554,844.70 Shares. For more information see Section 1 of the Issuer Tender Offer Statement.

•	If I decide not to tender, how will the Offer affect the Fund Shares I hold?

If you decide not to tender, your percentage ownership interest in the Fund will increase after completion of the Offer.

•	What if I participate in the Fund’s Automatic Reinvestment and Cash Purchase Plan?

The Depositary holds Shares in uncertificated form for certain Stockholders pursuant to the Fund’s Automatic Reinvestment and Cash Purchase Plan (the “Plan”). Stockholders may tender such uncertificated Shares by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery. A Stockholder who participates in the Plan and elects to tender all Shares will terminate their participation in the Plan pursuant to the terms of the Plan. If a Stockholder’s tender is not accepted in full due to the tender being prorated, and the Stockholder continues to hold Shares after the Expiration Date, the Stockholder may re-enroll in the Plan at any time by notifying the Depositary online at www.computershare.com/investor, by writing to the Depositary at P.O. Box 43078, Providence, RI 02940-3078, or by calling 866-270-7788.

•	Does the Fund have the financial resources to pay for the tendered Shares?

Yes. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered Shares. For more information see Section 5 of the Issuer Tender Offer Statement.

•	If Shares I tender are accepted by the Fund, when will payment be made?

It is contemplated, subject to change, that payment for tendered Shares, if accepted, will be made on or about December 9, 2025 for Stockholders holding Shares through a broker, dealer, commercial bank, trust company or other nominee, and December 9, 2025 for Stockholders holding Shares directly.

•	Is my sale of Shares in the Offer a taxable transaction?

All U.S. Stockholders, other than those who are tax exempt, who sell Shares in the Offer will generally recognize a gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. The sale date for tax purposes will be the date the Fund accepts Shares for purchase. For more information see Section 8 of the Issuer Tender Offer Statement for details, including the nature of the income or loss and the differing rules for U.S. and non-U.S. Stockholders.

The Fund and its affiliates do not provide tax advice. Please consult your own tax adviser when deciding whether to participate in the Offer.

•	Is the Fund required to complete the Offer and purchase all Shares tendered up to the number of Shares tendered for?

Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Shares tendered as described in Section 12 of the Issuer Tender Offer Statement.

•	Is there any reason Shares tendered would not be accepted?

In addition to those circumstances described in Section 12 of the Issuer Tender Offer Statement in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it to not be in good order. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

•	How will tendered Shares be accepted for payment?

Properly tendered Shares will be accepted for payment by a determination of the Fund, followed by notice of acceptance to the Depositary. The Depositary will thereafter make payment as directed by the Fund with monies deposited with it by the Fund. For more information see Section 2 of the Issuer Tender Offer Statement.

•	What action need I take if I decide not to tender my Shares?

None.

•	Does management encourage Stockholders to participate in the Offer, and will they participate in the Offer?

No. The Fund, its Board of Directors, and the Fund’s investment adviser, Virtus Investment Advisers, LLC, and the Fund’s investment sub-advisers, Duff & Phelps Investment Management Co. and Newfleet Asset Management, are not making any recommendation to tender or not to tender Shares in the Offer. “Affiliated persons” of the Fund, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), including directors and officers of the Fund, may be prohibited by the 1940 Act from participating in the Offer. None of the members of the Fund’s Board of Directors, the executive officers of the Fund, the Fund’s investment adviser or the Fund’s investment sub-advisers intends to participate in the Offer.

•	How do I obtain additional information?

Questions and requests for assistance should be directed to Georgeson toll free at 866-989-3459. Requests for additional copies of the Issuer Tender Offer Statement, the Letter of Transmittal and all other Offer documents should also be directed to Georgeson toll free at 866-989-3459. If you do not own Shares directly, you may obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

INTRODUCTION

To the Stockholders of Common Stock

Virtus Total Return Fund Inc.

Virtus Total Return Fund Inc. (the “Fund”), a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, diversified management investment company, hereby offers to purchase up to 10% of the Fund’s outstanding shares of common stock, or 5,554,844.70 shares in the aggregate (the “Offer Amount”), par value $0.001 per share (the “Shares”), at a price, net to the seller in cash, equal to 98% of the net asset value (“NAV”) per Share in U.S. dollars (the “Purchase Price”) as of the close of regular trading on the New York Stock Exchange (“NYSE”) on December 3, 2025 (the “Expiration Date”) (or, if the Offer is extended, the expiration date as extended), upon the terms and subject to the conditions set forth in this Issuer Tender Offer Statement and in the related Letter of Transmittal (which together constitute the “Offer”). The Fund’s depositary for the Offer is Computershare Trust Company, N.A. (the “Depositary”) and the information agent is Georgeson LLC (“Georgeson”). The Fund mailed Offer materials to stockholders of record on or about November 3, 2025.

The Offer is extended to all stockholders of the Fund (“Stockholders”) and is not conditioned on any minimum number of Shares tendered but is subject to other conditions as outlined herein and in the Letter of Transmittal.

No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein and in the Letter of Transmittal, and if given or made, such information or representations may not be relied upon as having been authorized by the Fund. “Affiliated persons” of the Fund, as defined in the 1940 Act, including directors and officers of the Fund, may be prohibited by the 1940 Act from participating in the Offer. None of the members of the Fund’s Board of Directors (the “Board”), the executive officers of the Fund, the Fund’s investment adviser, Virtus Investment Advisers, LLC (the “Adviser”) or the Fund’s investment sub-advisers, Duff & Phelps Investment Management Co. (“DPIM”) and Newfleet Asset Management, a division of Virtus Fixed Income Advisers, LLC (“Newfleet” and together with DPIM, the “Sub-Advisers”), intends to participate in the Offer.

As of September 30, 2025, there were 55,548,447 Shares issued and outstanding and the NAV per Share was $7.16. The Fund does not expect that the number of Shares issued and outstanding will be materially different on the Expiration Date (as defined below). Stockholders may contact Georgeson toll free at 866-989-3459 or the Fund directly at 866-270-7788 to obtain current NAV quotations for the Shares.

Also as of September 30, 2025, the market price per Share was $6.45, which is 90.1% of the NAV per Share and represents a 9.92% discount to the NAV. As with the Fund’s NAV, it is not possible to predict the market price per Share at a future date, including on the Expiration Date. On the Expiration Date, it is possible that the discount to NAV of the market price may be less than the 2% discount to NAV of the purchase price pursuant to the Offer. It is also possible that on the Expiration Date, the market price may be more than the NAV such that the Fund is trading at a “premium” to the NAV.

Any Shares acquired by the Fund pursuant to the Offer will be cancelled and retired. Tendering Stockholders may be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of Shares by the Fund. Stockholders may also be subject to other transaction costs, as described in Section 1.

1.	Terms of the Offer; Expiration Date.

Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and will pay for, up to 10% of the Fund’s outstanding Shares validly tendered on or prior to 5:00 p.m. Eastern Time on the Expiration Date, or such later date to which the Offer is extended, and not withdrawn as described in Section 4. The purchase price of the Shares will equal 98% of the NAV of the Fund’s Shares (a 2% discount) as of the close of regular trading on the NYSE on the Expiration Date.

If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If, in the aggregate, more than 5,554,844.70 Shares are properly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares, the Fund will purchase Shares from tendering Stockholders in accordance with the terms and conditions specified in the Offer on a pro rata basis (disregarding fractions) based on the number of Shares properly tendered by or on behalf of each Stockholder. This tender offer will not have any special pro ration provision for odd-lot tenders, which means that all odd-lot tenders (including Stockholders who own fewer than 100 Shares) are subject to proration. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby if more than 5,554,844.70 Shares are tendered.

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m. Eastern Time on the next business day after the previously scheduled Expiration Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw their Shares.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered Shares promptly after the termination or withdrawal of the Offer. Any extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, such announcement will be issued no later than 9:00 a.m. Eastern Time on the business day immediately following the previously scheduled Expiration Date.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, as soon as practicable after the Expiration Date, Shares validly tendered on or before the Expiration Date and not properly withdrawn in accordance with Section 4. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (unless such Shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, and/or the payment for, Shares to comply, in whole or in part, with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as provided in Section 4, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by the Fund depositing the aggregate purchase price therefor with the Depositary. The Depositary will serve as agent for the tendering Stockholders for the purpose of receiving payments from the Fund and transmitting such payments to the tendering Stockholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered (i) such unpurchased Shares will be returned in uncertificated form, without expense to the tendering Stockholder, as soon as practicable following expiration or termination of the Offer, (ii) Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility, and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s Book-Entry and Automatic Reinvestment and Cash Purchase Plan will be returned to each account maintained by the transfer agent.

If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 4.

Tendering Stockholders may be obliged to pay brokerage commissions or fees and transfer taxes under certain circumstances. Please contact the Fund at 866-270-7788 for more information.

The Fund’s Shares are listed on the NYSE and the Fund normally calculates the Shares’ NAV daily at the close of regular trading on the NYSE. On September 30, 2025, the NAV was $7.16. On September 30, 2025, the last sales price at the close of regular trading on the NYSE was $6.45 per Share. The NAV of the Fund’s Shares will be available daily through the Expiration Date by calling the Fund’s Information Agent toll free at 866-989-3459 or by calling the Fund toll free at 866-270-7788.

3.	Procedure for Tendering Shares.

Stockholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares. For a Stockholder to validly tender Shares pursuant to the Offer: (a)(i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of the Offer, and (ii) either the certificate for Shares must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer, or the tendering Stockholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3, or (b) Stockholders must comply with the Guaranteed Delivery Procedure set forth in this Section 3, in all cases prior to the Expiration Date.

The Depositary holds Shares in uncertificated form for certain Stockholders pursuant to the Fund’s Automatic Reinvestment and Cash Purchase Plan (the “Plan”). Stockholders may tender such uncertificated Shares by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery. A Stockholder who participates in the Plan and elects to tender all Shares will terminate their participation in the Plan pursuant to the terms of the Plan. If the Stockholder’s tender is not accepted in full due to the tender being prorated and the Stockholder continues to hold Shares after the Expiration Date, the Stockholder may re-enroll in the Plan at any time by notifying the Depositary online at www.computershare.com/investor, by writing to the Depositary at P.O. Box 43078, Providence, RI 02940-3078, or by calling 866-270-7788.

The Fund no longer issues certificated shares. If you remain in possession of certificated shares of the Fund that were not surrendered in connection with the Fund’s one-for-four reverse stock split that occurred in 2012 and you elect to participate in the Offer, you are required to surrender such shares to the Fund in exchange for uncertificated shares. Uncertificated shares are reflected only in the Fund’s record books and are not represented by physical certificates. If you have questions regarding your certificated shares or have questions regarding the surrender and exchange process, please call the Fund toll free at 866-270-7788 for further instructions.

Signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office, branch or agency in the United States (each an “Eligible Institution”) unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered, including those Stockholders who are participants in a Book-Entry Transfer Facility and whose name appears on a security position listing as the owner of the Shares, but excluding those registered Stockholders who have completed either the “Special Payment Instructions” box or the “Special Delivery Instructions” box on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. For more information see the instructions to the Letter of Transmittal.

Stockholders should read and follow the instructions on the Letter of Transmittal to ensure that the document is properly completed and all required signatures and authorizations are obtained prior to submitting the document to the Depositary. For more information see the instructions to the Letter of Transmittal.

To prevent U.S. backup withholding tax on payments made for the purchase of Shares purchased pursuant to the Offer, a Stockholder who does not otherwise establish an exemption from such backup withholding must provide the Depositary with his or her correct taxpayer identification number and certify that he is not subject to backup withholding by completing the Form W-9 included with the Letter of Transmittal.

Foreign Stockholders who have not previously submitted an applicable Form W-8 to the Fund must do so to avoid backup withholding. The Fund may withhold 30% of the proceeds otherwise payable to a foreign Stockholder. For more information see Section 8, below.

All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in good order or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Fund, the Adviser, the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) certificates for such Shares by the Depositary or book-entry confirmation of delivery of such Shares to the account of the Depositary, (ii) a properly completed and duly executed Letter of Transmittal for such Shares, and (iii) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer.

The method of delivery of all required documents is at the election and risk of each tendering Stockholder. If delivery is to be by mail, then registered mail with return receipt requested, properly insured, is recommended.

Book-Entry Delivery Procedure

The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within a week after the date of the Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility’s systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer, and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary (the “Book-Entry Delivery Procedure”). The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Stockholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the Letter of Transmittal, with signature guarantee, if required, and all other documents required by the Letter of Transmittal must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of the Offer on or before the Expiration Date, or the tendering Stockholder must comply with the Guaranteed Delivery Procedure set forth below. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary for purposes of the Offer.

Guaranteed Delivery Procedure

If Shares are not immediately available or the Letter of Transmittal and other required documents are unable to reach the Depositary in a timely manner prior to the Expiration Date, Shares nevertheless may be deemed to be properly tendered provided that (i) such tenders are made by or through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office, branch or agency in the United States (each an “Eligible Institution”), (ii) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by mail or email), and (iii) confirmation of the delivery of Shares delivered into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, are received by the Depositary within one business day after the Expiration Date.

4.	Rights of Withdrawal.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (including any date to which the Offer is extended). After the Expiration Date (including any date to which the Offer is extended), all tenders made pursuant to the Offer are irrevocable.

To be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of the Offer. Any notice of withdrawal must specify the name of the person who executed the Letter of Transmittal or Notice of Guaranteed Delivery to be withdrawn, the number of Shares to be withdrawn (which must be all of the Shares tendered), and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of that Book-Entry Transfer Facility.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. Neither the Fund, the Fund’s Adviser, the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 at any time prior to the Expiration Date.

If the Fund is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then without prejudice to the Fund’s rights under the Offer the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

5.	Effect of the Offer; Source and Amount of Funds.

The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price to be paid will be based on the NAV per Share on the Expiration Date. If the NAV per Share on the Expiration Date were the same as the NAV per Share on September 30, 2025, and if Stockholders tender 10% of the Fund’s outstanding Shares pursuant to the Offer, the estimated payments by the Fund to the Stockholders would be approximately $38,977,234.29 based on a price per share of $7.02, which is 98% of the Fund’s NAV as determined on September 30, 2025. Please refer to the pro forma capitalization table below.

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained from cash and from sales of securities in the Fund’s investment portfolio. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered Shares.

The Offer may have certain adverse consequences for tendering and non-tendering Stockholders.

Effect on NAV and Consideration Received by Tendering Stockholders. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, may decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined on the Expiration Date, if such a decline continued up to the Expiration Date, the consideration received by tendering Stockholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than their valuations by the Fund. Accordingly, because of the Offer, the Fund’s NAV per Share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Stockholders and the value per Share for non-tendering Stockholders.

Stockholders should also note, however, that the Offer may result in accretion to the Fund’s NAV following the Offer due to the fact that the Purchase Price represents a 2% discount to the Fund’s NAV. The potential accretion to the Fund’s NAV may offset in whole or in part any decline in the Fund’s NAV as discussed above.

The Fund will likely sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of the Offer. Because the Fund will not know the number of Shares tendered until the Expiration Date, the Fund will not know the amount of cash required to pay for such Shares until the Expiration Date. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Recognition of Capital Gains. As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains to Stockholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carryforwards) during the calendar year. This recognition and distribution of gains, if any, would have two negative consequences: first, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains; and second, Stockholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). The Fund’s semi-annual report for the period ended May 31, 2025 reflected net unrealized appreciation on a tax basis of $35,749,000 in the Fund’s portfolio as a whole, and a long-term capital loss carryover of $1,308,000.

In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Stockholders at ordinary income rates. This could adversely affect the Fund’s after-tax performance.

Tax Consequences of Repurchases to Stockholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders. For more information see Section 8, “Federal Income Tax Consequences of the Offer,” below.

Higher Expense Ratio and Less Investment Flexibility. If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund would be reduced accordingly. The reduced net assets of the Fund that may result following the Offer could result in a higher expense ratio for the Fund, and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased.

Pro Forma Effects on Capitalization. The following table sets forth the net assets of the Fund as of September 30, 2025, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases 10% of its outstanding Shares):

PRO FORMA CAPITALIZATION(1)

	As of September 30, 2025	Adjustment for Purchase at $7.02 Per Share(2)	Pro Forma as Adjusted
Total net assets	$397,592,005.42	$38,977,234.29	$358,614,771.13
Shares outstanding	55,548,447.00	5,554,844.70	49,993,602.30
NAV(3)	$7.16	$7.02	$7.17

(1)	This table assumes purchase by the Fund of 5,554,844.70 Shares, equal to 10% of the Fund’s outstanding Shares as of September 30, 2025.

(2)

This amount represents 98% of the Fund’s NAV as determined on September 30, 2025. Shares tendered pursuant to the Offer will be purchased at a 2% discount to NAV on the Expiration Date, which may be more or less than $7.02 per Share, and the pro forma NAV per Share also may be more or less.

(3)

The NAV per Share of the Fund is normally determined daily on each day that the NYSE is open, as of the close of regular trading on the NYSE and is determined by dividing the total net assets of the Fund by the number of Shares outstanding.

6.	Purpose of the Offer; Past Contracts or Agreements.

The Board has consistently recognized that it would be in the best interests of Stockholders to attempt to reduce or eliminate any discount at which the Fund’s Shares may trade to the NAV. At meetings held on January 23, 2024, February 28, 2024, and March 6, 2024, the Board considered and approved a Tender Offer Campaign (as defined below) as recommended by the Fund’s Adviser as part of an effort to provide Stockholders with an alternative source of liquidity for their investment, and to attempt to reduce the market discount at which the Fund’s Shares were then trading.

Additionally, the Board considered that the Adviser reached agreements with Bulldog Investors LLP, a Delaware limited liability partnership (“Bulldog”), and Yakira Partners L.P., a Delaware limited partnership (“Yakira”), pursuant to which each of Bulldog and Yakira agreed, among other things, to refrain from activist activities with respect to the Fund through at least the 2025 annual meeting of the Fund’s Stockholders, and the Adviser agreed, among other things, to recommend to the Board a tender offer program consisting of an initial tender offer (conducted from April 2, 2024 through May 1, 2024) (the “Initial Tender Offer”) and two additional conditional tender offers (the “Tender Offer Campaign”). The first conditional tender offer was triggered on November 26, 2024, and was conducted from January 7, 2025 through February 6, 2025. The Offer is the second of the two conditional tender offers.

After consideration and review, the Board found that the Tender Offer Campaign would be in the best interests of the Fund and its shareholders and approved the Tender Offer Campaign whereby, with respect to the Offer, the Fund agreed that it would offer to purchase, at a future date to be determined by the Board, up to 10% of the Fund’s then outstanding Shares at a price equal to 98% of the NAV if the average trading discount is equal to or greater than 10% during the consecutive 180 calendar day period beginning April 1, 2025.

The Board has determined to effect the Offer under Rule 13e-4 of the Exchange Act. Any Shares acquired by the Fund pursuant to the Offer will be retired.

None of the Fund, its Board, the Adviser, or the Sub-Advisers makes any recommendation to any Stockholder as to whether to tender or refrain from tendering any Shares, and none of such persons has authorized any person to make any such recommendation. Stockholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender Shares.

Except to the extent described herein, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization, or liquidation involving the Fund; any purchase, sale, or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund’s present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

7.	NAV and Market Price Range of Shares.

The Shares are traded on the NYSE. During the Fund’s fiscal quarters for the past two fiscal years, the high and low market price per Share during the fiscal quarter, and the market price per Share as of the close of ordinary trading on the NYSE and NAV as of the last business day of such fiscal quarter, were as follows:

	Market Price

Fiscal Quarter Ended	High	Low	Close	NAV

August 31, 2023	$6.29	$5.62	$5.62	$6.24

November 30, 2023	$5.38	$4.58	$5.38	$6.26

February 29, 2024	$5.62	$5.15	$5.29	$6.13

May 31, 2024	$5.57	$5.25	$5.45	$6.34

August 31, 2024	$5.93	$5.31	$5.93	$6.82

November 30, 2024	$6.23	$5.83	$6.23	$7.00

February 28, 2025	$6.24	$5.67	$5.85	$6.68

May 31, 2025	$6.20	$5.33	$6.17	$6.97

August 31, 2025	$6.38	$6.00	$6.38	$7.03

During the pendency of the Offer, any distributions will be paid on the regularly scheduled distribution payment dates.

8.	Federal Income Tax Consequences of the Offer.

The U.S. federal income tax discussion set forth below is a summary included for general information purposes only. In view of the individual nature of tax consequences, each Stockholder is advised to consult its own tax adviser with respect to the specific, individual tax consequences of participation in the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Internal Revenue Code of 1986, as amended (the “Code”), a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash by the Stockholder: (a) results in a “complete termination” of the Stockholder’s interest in the Fund, (b) is “substantially disproportionate” with respect to the Stockholder, or (c) is “not essentially equivalent to a dividend” with respect to the Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for “sale or exchange” treatment is met, a Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Stockholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will generally be capital gain or loss. The maximum tax rate applicable to net capital gains recognized by individuals and other non-corporate taxpayers is generally (i) the same as the applicable ordinary income rate for capital assets held for one year or less, or (ii) 15% or 20% (depending on whether the taxpayer’s income exceeds certain threshold amounts) for capital assets held for more than one year.

If the requirements of Section 302(b) of the Code are not met, amounts received by a Stockholder who sells Shares pursuant to the Offer will be taxable to the Stockholder as a “dividend” to the extent of such Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such Stockholder’s allocable share of the Fund’s current and accumulated earnings and profits, such excess will constitute a non-taxable return of capital (to the extent of the Stockholder’s adjusted basis in its Shares), and any amounts in excess of the Stockholder’s adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Stockholder. In addition, if a tender of Shares is treated as a “dividend” to a tendering Stockholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering Stockholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender. The Fund believes that the nature of the repurchase will be such that the sale of Shares pursuant to the Offer will normally satisfy the test for a sale that is “not essentially equivalent to a dividend” and therefore will qualify for “sale or exchange” treatment (as opposed to “dividend” treatment).

Under the “wash sale” rules under the Code, provided the purchase of Shares pursuant to the Offer is treated as a sale or exchange (and not a distribution as described above), loss recognized on Shares repurchased pursuant to the Offer will ordinarily be disallowed to the extent the Stockholder acquires other shares of the Fund or substantially identical stock or securities within 30 days before or after such repurchase pursuant to the Offer and, in that event, the cost basis and holding period of the other shares acquired will be adjusted to reflect the disallowed loss.

An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from the Fund and net gains from redemptions or other taxable dispositions of Shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceed certain threshold amounts. Stockholders should consult their tax advisors regarding the applicability of the Medicare tax to their sale of Shares pursuant to the Offer.

Foreign Stockholders. Any payments to a tendering Stockholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation (a “Foreign Stockholder”) that are treated as dividends for U.S. federal income tax purposes under the rules set forth above, will be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty). A tendering Foreign Stockholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain unless the Stockholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist. Such persons are advised to consult their own tax adviser. Special rules may apply in the case of Foreign Stockholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S., or (iii) that have a special status for U.S. federal tax purposes, such as “controlled foreign corporations,” “foreign personal holding companies,” corporations that accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations. Such persons are advised to consult their own tax adviser. The Fund may withhold 30% of the proceeds otherwise payable to a Foreign Stockholder. A Foreign Stockholder may be eligible to obtain a refund from the Internal Revenue Service of all or a portion of any tax withheld if such Foreign Stockholder satisfies certain requirements or is otherwise able to establish that no tax or a reduced amount of tax is due. Foreign Stockholders are urged to consult their own tax advisers regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Backup Withholding. The Fund generally will be required to withhold tax at the rate of 24% (“backup withholding”) from any payment to a tendering Stockholder that is an individual (or certain other non-corporate persons) if the Stockholder fails to provide to the Fund its correct taxpayer identification number or otherwise establish an exemption from the backup withholding tax rules. A foreign Stockholder generally will be able to avoid backup withholding with respect to payments by the Fund that are treated as made in exchange for tendered Shares only if it furnishes to the Fund a duly completed applicable Form W-8, signed under penalty of perjury, stating that it (1) is a nonresident alien individual or a foreign corporation, partnership, estate or trust, (2) has not been and does not plan to be present in the United States for a total of 183 days or more during the calendar year, and (3) is neither engaged, nor plans to be engaged during the year, in a United States trade or business that has effectively connected gains from transactions with a broker or barter exchange. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Stockholder’s U.S. federal income tax liability.

FATCA. Under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) and applicable U.S. Treasury regulations promulgated thereunder, U.S. federal withholding tax generally will be imposed at a rate of 30% on amounts treated as “dividends” paid to a tendering Stockholder that is a foreign financial institution or a non-financial foreign entity unless such foreign financial institution or non-financial foreign entity provides to the applicable withholding agent an applicable IRS Form W-8 demonstrating that FATCA withholding is not required. If the applicable withholding agent withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described above. Foreign Stockholders are urged to consult their own tax advisors to determine the effect, if any, of FATCA on their participation in the Offer.

9.	Certain Information Concerning the Fund, the Fund’s Adviser and the Fund’s Sub-Advisers.

The Fund is a closed-end, diversified management investment company organized as a Maryland corporation. The Shares were first issued to the public on September 30, 1988. As a closed-end management investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Stockholder and does not continuously offer its Shares for sale to the public. The Fund’s investment objective is to seek capital appreciation, with current income a secondary objective through a combination of equity and fixed income investments. DPIM manages the equity portion of the Fund’s portfolio utilizing its global infrastructure strategy that leverages DPIM’s in-depth fundamental research expertise in income-producing securities and invests globally in in owners/operators of infrastructure in the telecommunications, utility, energy, and transportation industries (also referred to as “essential services”). Newfleet manages the Fund’s fixed-income portfolio utilizing its multi-sector core plus strategy that seeks to generate high total return from both current income and capital appreciation by investing primarily in investment grade, intermediate-term debt securities across the broad fixed income universe.

The principal executive offices and business address of the Fund are located at 101 Munson Street, Greenfield, MA 01301-9683. The Fund’s business telephone number is 866-270-7788.

Virtus Investment Advisers, LLC, the Adviser, an indirect, wholly owned subsidiary of Virtus Investment Partners, Inc. (“Virtus”), serves as the investment adviser to the Fund. The Adviser is a Delaware limited liability company and a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The principal business address of the Adviser is One Financial Plaza, Harford, CT 06103.

DPIM serves as investment sub-adviser to the equity portion of the Fund’s portfolio. DPIM is an indirect, wholly owned subsidiary of Virtus and an affiliate of the Adviser. DPIM is a corporation organized under the laws of Illinois and a registered investment adviser under the Advisers Act. The principal business address of DPIM is 10 South Wacker Drive, 19th Floor, Chicago, IL 60606.

VFIA, acting through its division Newfleet, serves as investment sub-adviser to the fixed income portion of the Fund’s portfolio. VFIA is an indirect, wholly owned subsidiary of Virtus and an affiliate of the Adviser. VFIA is a limited liability company organized under the laws of Delaware and is a registered investment adviser under the Advisers Act. The principal business address of VFIA is One Financial Plaza, Hartford, CT 06103. The principal business address of Newfleet is One Financial Plaza, Hartford, CT 06103.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the U.S. Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports and other information should be available to the public, free of charge, on the SEC’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549.

10.	Interest of Directors and Officers; Transactions and Arrangements Concerning the Shares.

The directors and executive officers of the Fund and the approximate aggregate number and percentage of the Shares each of them beneficially owned as of April 2, 2025, is set forth in the table below. The address of each of them is in care of the Fund at 101 Munson Street, Greenfield, MA 01301-9683.

Name	Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Donald C. Burke	Independent Director	2,667	0.005%
Sarah E. Cogan	Independent Director	3,229	0.006%
Deborah A. DeCotis	Independent Director	-	-
F. Ford Drummond	Independent Director	1,610	0.003%
John R. Mallin	Independent Director	1,010	0.002%
Connie D. McDaniel	Independent Director	3,246	0.005%
R. Keith Walton	Independent Director	3,014	0.005%
Brian T. Zino	Independent Director	8,158	0.015%
George R. Aylward	Interested Director	14,668	0.026%
Peter J. Batchelar	Senior Vice President	-	-
W. Patrick Bradley	Executive Vice President, Chief Financial Officer and Treasurer	8,762	0.016%
Timothy Branigan	Vice President and Fund Chief Compliance Officer	-	-
Kathryn Santoro	Vice President, Chief Legal Officer, Counsel and Secretary	-	-
Julia Short	Senior Vice President	-	-
Richard W. Smirl	Executive Vice President	-	-
Nikita Thaker	Vice President, Controller and Assistant Treasurer	-	-

As of April 2, 2025, the directors and executive officers of the Fund, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.

Neither the Fund nor, to the best of the Fund’s knowledge, the Fund’s directors or executive officers, or associates of any of the foregoing, has effected any transaction in the Shares, except for automatic dividend reinvestment, during the past 60 days.

Except as set forth in the Offer, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. The Fund has been advised that no Director or executive officer of the Fund intends to tender Fund Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Fund Shares pursuant to the Offer from any such person.

The Adviser entered into agreements with each of Bulldog and Yakira to recommend to the Board that it approve the Tender Offer Campaign. Pursuant to the agreements, Bulldog and Yakira agreed to, among other things, refrain from activist activities with respect to the Fund through at least the conclusion of the 2025 shareholder meeting.

11.	Certain Legal Matters; Regulatory Approvals.

The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 12.

12.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its reasonable discretion, terminate or amend the Offer as to any Shares not then paid for if (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Common Stock from the NYSE or (b) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of Stockholders who receive distributions from the Fund); (2) the amount of Shares of Common Stock tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions, and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Stockholders; (3) there is any (a) in the Board’s judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the NASDAQ Global Market System, (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions, (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country in which the Fund invests or which is material to the Fund, or (f) in the Board’s judgment, other event or condition which would have a material adverse effect on the Fund or its Stockholders if tendered Shares were purchased; or (4) determination by the Board that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its Stockholders.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

If the Offer is suspended or postponed, the Fund will provide notice to Stockholders of such suspension or postponement.

13.	Fees and Expenses.

The Fund will pay all fees and expenses associated with the Offer. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained Computershare Trust Company, N.A to act as Depositary and Georgeson LLC to act as Information Agent. The Depositary and the Information Agent will each receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses, and the Information Agent will be indemnified against certain liabilities by the Fund.

14.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which making the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Stockholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

15.	Contacting the Depositary and the Information Agent.

The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Stockholder of the Fund or his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below.

The Depositary for the Offer is:

By First Class Mail:

Computershare Trust Company, N.A

C/O Voluntary Corporate Actions, COY:ZTR

P.O. Box 43011

Providence, RI 02940-3011

By All Trackable and Overnight Mail:

Computershare Trust Company, N.A.

C/O Voluntary Corporate Actions, COY:ZTR

150 Royall Street, Suite V

Canton, MA 02021

Any questions or requests for assistance or additional copies of the Offer, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other documents may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

51 West 52nd Street, 6th Floor

New York, NY 10104

866-989-3459 (toll free)

Notice of Guaranteed Delivery may be sent via email to:

canoticeofguarantee@computershare.com

VIRTUS TOTAL RETURN FUND INC.

November 3, 2025